As filed with the Securities and Exchange Commission on January 6, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GRI BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-4369909
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation)
2223 Avenida de la Playa, #208
La Jolla, CA 92037
(Address of principal executive offices and zip code)
Amended and Restated GRI Bio, Inc. 2018 Equity Incentive Plan
(Full titles of the plans)
W. Marc Hertz, Ph.D.
Chief Executive Officer
GRI Bio, Inc.
2223 Avenida de la Playa #208
La Jolla, CA 92037
(619) 400-1170
(Name,address, including zip code and telephone number including area code of agent for service)

With Copy to:

Adam Lenain, Esq.
Melanie Ruthrauff Levy, Esq.
Jason Miller, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, California 92130
Tel: (858) 314-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

Amended and Restated 2018 Equity Incentive Plan

This Registration Statement on Form S-8 (the “Registration Statement”) registers an additional 361,474 shares of common stock, par value $0.0001 per share (“Common Stock”), of GRI Bio, Inc. (the “Registrant”) reserved for issuance pursuant to the Amended and Restated GRI Bio, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), which includes the aggregate increase in the number of shares reserved under the 2018 Plan by operation of the 2018 Plan’s “evergreen provision” on January 1st of 2024 and 2025. This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 of the Registrant relating to an employee benefit plan is effective (File No. 333-255972). The information contained in the Registrant’s registration statement on Form S-8 (File No. 333-255972) is hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. Unless otherwise noted, all share numbers appearing in this Registration Statement have been adjusted for the one-for-thirty reverse stock split of the Registrant’s Common Stock effected in April 2023, the one-for-seven reverse stock split of the Registrant’s Common Stock effected in January 2024 and the one-for-thirteen reverse stock split of the Registrant’s Common Stock effected in June 2024.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant has filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 28, 2024;
•our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the Commission on May 10, 2024, August 14, 2024 and November 14, 2024, respectively;
•The Registrant’s Current Reports on Form 8-K filed with the Commission on January 8, 2024, January 19, 2024, January 30, 2024, February 2, 2024, May 20, 2024, May 22, 2024, June 7, 2024, June 14, 2024, June 18, 2024, June 27, 2024, July 8, 2024, July 19, 2024, July 26, 2024, August 23, 2024, September 6, 2024, September 11, 2024, October 22, 2024, October 24, 2024, and December 20, 2024 (except for the information furnished under Items 2.02 or 7.01 and the exhibits thereto); and
•the description of our Common Stock contained in Exhibit 4.27 of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Commission on March 28, 2024, and any amendment or report filed with the Commission for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
The Registrant has adopted provisions in its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws that limit or eliminate the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, the Registrant’s Amended and Restated Bylaws provide that:
•the Registrant will indemnify its directors, officers and, in the discretion of the Registrant’s board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of the Registrant’s board of directors, to the Registrant’s officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.
The Registrant has entered into indemnification agreements with each of its directors and intends to enter into such agreements with its executive officers. These agreements provide that the Registrant will indemnify each of its directors, its executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available, and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that its obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
The Registrant also maintains general liability insurance which covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed
4.1	Amended and Restated Certificate of Incorporation, as amended.		8-K	001-40034	4/21/2023
4.2	Amended and Restated Bylaws.		8-K/A	001-40034	5/26/2023
4.3	Specimen Common Stock Certificate.		S-1	333-249636	10/23/2020
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X
23.1	Consent of Sadler, Gibb & Associates, LLC, Independent Registered Public Accounting Firm.	X
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included legal opinion filed as Exhibit 5.1).	X
24.1	Power of Attorney (included on signature page).	X
99.1#	Amended and Restated GRI Bio, Inc. 2018 Equity Incentive Plan.		8-K	001-40034	4/21/2023
99.2#	Form of Non-Qualified Stock Option Agreement under the Registrant’s Amended and Restated 2018 Equity Incentive Plan.		S-1	333-249636	10/23/2020
99.3#	Form of Incentive Stock Option Agreement under the Registrant’s Amended and Restated 2018 Equity Incentive Plan.		S-1	333-249636	10/23/2020
107	Filing fee table.	X
# Indicates management contract or compensatory plan, contract or arrangement.
Item 9.    Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement, and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of La Jolla, state of California on January 6, 2025.

GRI BIO, INC.

By:	/s/ W. Marc Hertz, Ph.D.
W. Marc Hertz, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of W. Marc Hertz, Ph.D. and Leanne Kelly, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Marc Hertz, Ph.D.	President, Chief Executive Officer and Director	January 6, 2025
W. Marc Hertz, Ph.D.	(Principal Executive Officer)

/s/ Leanne Kelly	Chief Financial Officer	January 6, 2025
Leanne Kelly	(Principal Accounting Officer)

/s/ David Szekeres	Director, Chairperson of the Board	January 6, 2025
David Szekeres

/s/ David Baker	Director	January 6, 2025
David Baker

/s/ Roelof Rongen	Director	January 6, 2025
Roelof Rongen

/s/ Camilla V. Simpson, M.Sc.	Director	January 6, 2025
Camilla V. Simpson, M.Sc.